Exhibit 99-1

CURTISS-WRIGHT REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
 - - -

Net Sales Increase 4%; EPS of $0.37, Excluding Tax Impact of Healthcare Change

PARSIPPANY, NJ – April 29, 2010 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the first quarter ended March 31, 2010. The highlights are as follows:

First Quarter 2010 Operating Highlights

  Net sales increased 4% to $442 million from $424 million in 2009;

  Organic operating income of $36 million increased 22% over the prior year, excluding the one-time bargain purchase gain in the first quarter of 2009; Overall operating income of $31 million was essentially flat with the prior year despite the strong organic increase which was offset by negative foreign currency translation of $4 million;

  Net earnings increased 8% to $17.1 million, or $0.37 per diluted share, excluding the $0.8 million non-cash tax charge, or $0.02 per diluted share, resulting from the recent change in healthcare legislation; and

  New orders were $502 million, up 10% from the first quarter of 2009. At March 31, 2010, our backlog was $1.7 billion, up 4% from December 31, 2009.

“We are pleased to report a solid start to 2010 with increased revenues and new orders across our three segments as compared to the prior year quarter,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “From a market perspective, sales in our defense markets increased 5%, led by strong double digit growth in both aerospace and naval defense. Our commercial markets generated sales growth of 4%, driven by stronger demand in most of our markets, specifically in commercial power, commercial aerospace and general industrial. We are beginning to see early signs of a recovery in markets that are sensitive to general economic conditions and are encouraged by the level of new order activity, especially in our oil and gas market, which had a 37% increase over the prior year, primarily for our coker products.”

“We are particularly pleased with our strong operational performance in the first quarter and our cost reduction programs implemented in 2009 are resulting in operating margin expansion. This performance was driven by our Flow Control and Motion Control segments which had increased organic operating income of 33% and 21%, respectively, over the prior year quarter. Our solid backlog and increase in new orders further indicates the success of our products and programs, and provides momentum going forward.”

Curtiss-Wright Corporation, Page 2

Sales

Sales of $442 million in the first quarter of 2010 increased $18 million, or 4%, as compared to the prior year period. The sales increase was driven by higher organic sales of $9 million, or 2%, favorable foreign currency translation of $6 million, and sales from our 2009 acquisitions of EST and Skyquest which contributed $4 million of incremental sales during the first quarter of 2010. The organic sales increase was generated by a 3% improvement in both our Flow Control and Motion Control segments, but was partially offset by a 1% decline in our Metal Treatment segment.

From a market perspective, our defense market generated strong growth in both aerospace and naval defense, which grew 16% and 11%, respectively, over the prior year quarter. Our ground defense market had a sales decline of 23% due to a major program cancellation and delayed orders for program upgrades and new equipment. Our commercial markets generated sales growth with increases in most of our markets, including 8% in commercial aerospace, 5% in commercial power, and 6% in general industrial, as compared to the prior year period. These increases were partially offset by a 4% decline in our oil and gas market.

Operating Income

Operating income of $31 million in the first quarter of 2010 was essentially flat with the first quarter of 2009. Organic operating income increased $4 million, or 14%, which excludes $4 million of unfavorable foreign currency translation and our 2009 acquisitions/divestiture which generated a net incremental loss of $0.6 million in the first quarter of 2010. In addition, excluding the one-time bargain purchase gain in the prior year, organic operating income increased $7 million or 22%. The operating income growth was led by our Flow Control and Motion Control segments which achieved organic growth of 33% and 21%, respectively, over the prior year period. These strong increases were partially reduced by a decline in our Metal Treatment segment of 15% from the prior year period.

In the first quarter of 2010, our segment organic operating margin was 9.5%, a 140 basis point improvement as compared to the prior year period. The profit improvement was due to higher volumes and favorable absorption in our commercial aerospace business, and savings generated from our cost reduction programs, including lower headcount and compensation costs. The cost reductions were partially offset by higher remediation costs on the AP1000 program. Nonsegment operating costs of $6 million in the first quarter of 2010 increased by $3 million, as compared with prior year period mainly due to higher pension and medical costs.

Net Earnings

Net earnings for the first quarter of 2010 increased 3% from the comparable prior year period. Excluding the impact of the non-cash tax charge, net earnings increased 8%. The improvement was mainly due to lower interest expense, partially offset by a higher effective tax rate. Lower interest expense for the first quarter of 2010 was due to lower average debt levels and interest rates as compared to the prior year period. Our effective tax rate for the first quarter of 2010 was 36.1% versus 35.5% for the first quarter of 2009. The higher effective tax rate in 2010 was due to the $0.8 million impact of the recently passed healthcare law, which eliminated a tax benefit associated with the cost of prescription drugs for retirees.

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Cash Flow

Our free cash flow was a negative $34 million for the first quarter of 2010, a $16 million improvement, as compared to the prior year period. The better free cash flow performance was achieved through improvements in working capital, specifically accounts payable, accrued expenses, and progress payments, partially offset by accounts receivable. Capital expenditures were $11 million in the first quarter of 2010 versus $17 million in the comparable prior year period. The AP1000 program accounted for the majority of the decrease as our facility expansion was completed in the fourth quarter of 2009.

Segment Performance

Flow Control – Sales for the first quarter of 2010 were $241 million, an increase of $10 million, or 4%, over the prior year period. The sales increase consisted of higher organic sales of $6 million, or 3%, incremental sales of $2 million, primarily from our 2009 acquisition of EST, and favorable foreign currency translation of $2 million. From a market perspective, organic sales were led by increased sales to naval defense and commercial power markets, but were partially offset by decreases in our oil and gas and general industrial markets.

The higher organic sales in our naval defense market was driven by strong increases in production on the Virginia class submarines due to the ramp-up in production from one to two submarines per year. In addition, we had a sales increase on helicopter handling systems for foreign navies. These increases in naval defense were partially offset by lower sales for the Ford class aircraft carrier program as production work nears completion on the CVN-78. The organic sales growth in our commercial power market was due to increased demand for upgrades and plant maintenance on domestic nuclear reactors. We also had higher domestic revenues for our next-generation reactor coolant pumps for the AP1000 power plants, but this was largely offset by lower revenues from China. In our oil and gas market, the slightly lower sales were due to the timing of new orders, which increased in the quarter and will generate sales in future periods.

Operating income in the first quarter of 2010 was $17 million, an increase of 25%, over the comparable prior year period. Acquisitions had a minimal impact on operating income in the first quarter of 2010. Organic operating margin increased 180 basis points from the prior year period due to savings generated by our cost reduction programs, including lower headcount and compensation expense. These improvements were partially offset by higher remediation costs for the AP1000 program. In addition, the first quarter of 2009 included a one-time bargain purchase gain of $2 million. Foreign currency translation had a $1 million unfavorable impact on our operating income in the first quarter of 2010.

Motion Control – Sales for the first quarter of 2010 were $147 million, an increase of $7 million, or 5%, over the comparable prior year period. The sales increase was due to higher organic sales of $4 million, or 3%, favorable foreign currency translation of $2 million, and incremental sales from our 2009 acquisition of Skyquest of $1 million. From a market perspective, the organic sales growth was led by an increase in our commercial aerospace, general industrial, and aerospace defense markets, as compared to the prior year period.

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The strong growth in our commercial aerospace market was due in large part to increases on the Boeing 787 and 737 series aircraft. The 787 program has begun to ramp-up production, while the 737 program sales were higher due to the Boeing strike, which negatively impacted our first quarter of 2009. Overall, organic sales in our defense markets were slightly lower, as strong growth in aerospace defense was offset by declines in ground defense. The increase in the aerospace defense market was driven by higher sales of our embedded computing products on the Global Hawk program, as well as various integrated sensing products on international aircraft and helicopter programs. The decrease in the ground defense market was driven primarily by the cancellation of the Army’s Future Combat Systems (“FCS”), as well as lower sales on the Stryker and Bradley platforms.

Operating income for the first quarter of 2010 amounted to $14 million, a decrease of less than $1 million, or 2%, as compared to the prior year period. Organic operating income increased $3 million, or 21%, as compared to the prior year quarter, but was offset by unfavorable foreign currency translation of $3 million. Acquisitions had a minimal impact on operating income in the first quarter of 2010. Organic operating margin improved to 11.9% in the first quarter of 2010, an increase of 180 basis points from the first quarter of 2009. This improvement was mainly due to savings generated from our cost reduction programs and improved absorption resulting from higher volumes in our commercial aerospace market.

Metal Treatment – Sales for the first quarter of 2010 were $54 million, an increase of $1 million, or 2%, as compared to the prior year period. Organic sales decreased $1 million, or 1%, while foreign currency translation increased sales by $2 million in the first quarter of 2010. Declines in our commercial aerospace and oil and gas markets were largely mitigated by an increase in our general industrial market, mostly automotive.

Operating income in the first quarter of 2010 amounted to $6 million, a decrease of $0.6 million, or 9%, as compared to the prior year period. There was no incremental operating income from acquisitions in the first quarter of 2010. The decline in organic operating income is primarily due to lower gross margins resulting from unfavorable mix, as our general industrial market tends to generate lower gross margins than our more highly engineered content for the commercial aerospace and oil and gas markets. In addition, we also had higher start-up costs for international expansions. Foreign currency translation favorably impacted operating income by $0.4 million in the first quarter of 2010.

Full Year 2010 Guidance

The Company reaffirms its full year 2010 financial guidance as follows:

•	Total Sales	$1.80 - $1.85 billion
•	Operating Income	$176 - $ 183 million
•	Effective Tax Rate	34.0% (previously 33.5%)
•	Diluted Earnings Per Share	$2.15 - $2.25
•	Diluted Shares Outstanding	46.5 million
•	Free Cash Flow	$75 - $85 million

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Mr. Benante concluded, “We had a very strong start to the year despite headwinds from foreign currency translation, higher costs on our AP1000 program, increased pension expense and a one-time tax expense from the healthcare change, which had a negative $0.15 impact on our first quarter 2010 results. Our first quarter results were in line with our expectations and we are optimistic that the global economy will continue to improve in 2010. In particular, we are encouraged by the increased level of new order activity early in the year, but remain cautious regarding our businesses that are sensitive to the general economy. We expect business conditions to improve slowly during 2010 and continue to focus on cost reduction programs across the company to enhance profitability for the second half of 2010 and better position us for long-term success. Our strong capitalization will enable us to actively pursue our strategic growth plan and, as the economic recovery gains momentum in 2010, our portfolio of highly engineered products will be well-positioned to benefit from increasing demand. Finally, our backlog remains strong and we expect to continue to demonstrate our ability to produce long-term organic growth while strategically reinvesting in both our technologies and select acquisitions in order to enhance our portfolio and market diversification.”

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Analytical Definitions

Organic results exclude the effect of foreign currency translation, acquisitions and divestitures.

The term “incremental” is used to highlight the net impact acquisitions and divestitures had on the current year results, for which there is no comparable prior year period.

Free cash flow is defined as cash flow from operations less capital expenditures.

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The Company will host a conference call to discuss the first quarter 2010 results at 10:00 A.M. EDT Friday, April 30, 2010. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDAT ED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2010	2009	%

Net sales	$441,775	$423,792	4.2%
Cost of sales	303,791	288,032	5.5%
Gross profit	137,984	135,760	1.6%

Research & development costs	13,838	13,124	5.4%
Selling expenses	27,820	25,863	7.6%
General and administrative expenses	65,242	65,630	(0.6%)

Operating income	31,084	31,143	(0.2%)

Other income, net	152	301	(49.5%)
Interest expense	(5,667)	(6,940)	(18.3%)

Earnings before income taxes	25,569	24,504	4.3%
Provision for income taxes	9,234	8,699	6.2%

Net earnings	$16,335	$15,805	3.4%

Basic earnings per share	$0.36	$0.35
Diluted earnings per share	$0.35	$0.35

Dividends per share	$0.08	$0.08

Weighted average shares outstanding:
Basic	45,642	44,994
Diluted	46,158	45,466

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,				Change
	2010		2009		%

Net sales	$441,775		$423,792		4.2%
Cost of sales	303,791		288,032		5.5%
Gross profit	137,984		135,760		1.6%

Research & development costs	13,838		13,124		5.4%
Selling expenses	27,820		25,863		7.6%
General and administrative expenses	65,242		65,630		(0.6%)

Operating income	31,084		31,143		(0.2%)

Incremental Operating Loss (1)	855	(2)	224	(3)	281.7%
Foreign Currency Translation Loss (4)	3,917		-		100.0%

Organic Operating Income	$35,856		$31,367		14.3%

Nu-Torque Gain on Bargain Purchase	-		(2,091)		(100.0%)

Pro Forma Organic Operating Income (5)	$35,856		$29,276		22.5%

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.

(2) Our organic growth calculations do not include the operating results for our December 18, 2009 acquisition of Skyquest Systems Ltd. and exclude approximately one month of operating results for Nu-Torque and two months of operating results for EST Group, Inc. These businesses were acquired on January 16, 2009 and March 5, 2009, respectively.

(3) We sold our Eaton product line located in Brecksville, Ohio on May 6, 2009. The results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.

(4) Organic results exclude the effects of current period foreign currency translation.

(5) Our Pro Forma Organic Operating Income excludes the impact of the one-time bargain purchase gain recorded on the acquisition of Nu-Torque in the first quarter of 2009.

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	December 31,	Change
	2010	2009	$	%
Assets
Current Assets:
Cash and cash equivalents	$79,703	$65,010	$14,693	22.6%
Receivables, net	421,117	404,539	16,578	4.1%
Inventories, net	299,031	285,608	13,423	4.7%
Deferred tax assets, net	48,227	48,777	(550)	(1.1%)
Other current assets	30,720	33,567	(2,847)	(8.5%)
Total current assets	878,798	837,501	41,297	4.9%
Property, plant, & equipment, net	394,269	401,149	(6,880)	(1.7%)
Goodwill	658,228	648,452	9,776	1.5%
Other intangible assets, net	242,904	242,506	398	0.2%
Deferred tax assets, net	1,744	1,994	(250)	(12.5%)
Other assets	10,904	10,439	465	4.5%

Total Assets	$2,186,847	$2,142,041	$44,806	2.1%

Liabilities
Current Liabilities:
Current portion of long-term debt and short term debt	$77,633	$80,981	$(3,348)	(4.1%)
Accounts payable	113,739	129,880	(16,141)	(12.4%)
Dividends payable	3,673	-	3,673	100.0%
Accrued expenses	77,153	90,855	(13,702)	(15.1%)
Income taxes payable	3,432	4,212	(780)	(18.5%)
Deferred revenue	159,690	167,683	(7,993)	(4.8%)
Other current liabilities	49,195	50,708	(1,513)	(3.0%)
Total current liabilities	484,515	524,319	(39,804)	(7.6%)
Long-term debt	434,098	384,112	49,986	13.0%
Deferred tax liabilities, net	22,530	25,549	(3,019)	(11.8%)
Accrued pension & other postretirement benefit costs	125,966	120,930	5,036	4.2%
Long-term portion of environmental reserves	18,369	18,804	(435)	(2.3%)
Other liabilities	37,690	41,570	(3,880)	(9.3%)
Total Liabilities	1,123,168	1,115,284	7,884	0.7%

Stockholders' Equity
Common stock, $1 par value	48,394	48,214	180	0.4%
Additional paid-in capital	117,983	111,707	6,276	5.6%
Retained earnings	993,252	980,590	12,662	1.3%
Accumulated other comprehensive loss	(3,172)	(19,605)	16,433	83.8%
	1,156,457	1,120,906	35,551	3.2%
Less: cost of treasury stock	92,778	94,149	(1,371)	(1.5%)

Total Stockholders' Equity	1,063,679	1,026,757	36,922	3.6%

Total Liabilities and Stockholders' Equity	$2,186,847	$2,142,041	$44,806	2.1%

Curtiss-Wright Corporation, Page 9

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			Change
	2010	2009	%
Sales:
Flow Control	$240,731	$230,372	4.5%
Motion Control	147,373	140,709	4.7%
Metal Treatment	53,671	52,711	1.8%

Total Sales	$441,775	$423,792	4.2%

Operating Income:
Flow Control	$16,669	$13,331	25.0%
Motion Control	13,953	14,266	(2.2%)
Metal Treatment	6,040	6,614	(8.7%)

Total Segments	36,662	34,211	7.2%
Corporate & Other	(5,578)	(3,068)	81.8%

Total Operating Income	$31,084	$31,143	(0.2%)

Operating Margins:
Flow Control	6.9%	5.8%
Motion Control	9.5%	10.1%
Metal Treatment	11.3%	12.5%
Total Curtiss-Wright	7.0%	7.3%

Segment Margins	8.3%	8.1%

Curtiss-Wright Corporation, Page 10

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Net Cash Used for
Operating Activities	$(22,999)	$(33,085)
Capital Expenditures	(10,878)	(16,632)
Free Cash Flow (1)	$(33,877)	$(49,717)
Cash Conversion (1)	(207%)	(315%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

Curtiss-Wright Corporation, Page 11

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,500 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973)541-3734
adeignan@curtisswright.com